UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

March 19, 2008

Date of Report (Date of earliest event reported)

VIST FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	0-14555	23-2354007
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

1240 Broadcasting Road, Wyomissing, Pennsylvania	19610
(Address of principal executive offices)	(Zip Code)

(610) 208-0966
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  On March 19, 2008, the board of directors of VIST Financial Corp. (“VIST”) elected Mr. Brian R. Rich to the board of directors as a Class I director with a term expiring at the annual meeting of shareholders in 2010.  Mr. Rich has been appointed to serve on the Human Resources Committee of the board of directors of VIST.  He has also been appointed a director of VIST Bank, VIST’s wholly-owned banking subsidiary (the “Bank”).  Mr. Rich or certain of his affiliates currently have lending relationships with the Bank.  All such loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank, and do not involve more than the normal risk of collectability or present other unfavorable features.  Mr. Rich will be compensated for his services as a director on the same basis as other non-employee directors of VIST and the Bank, including annual retainers, fees for attending board and committee meetings, and eligibility to receive other stock-based awards under VIST’s Non-Employee Director Compensation Plan and 2007 Equity Incentive Plan.

Mr. Rich, age 48, is presently President and a member of the board of directors of Reading Anthracite Co., a company located in Pottsville, Pennsylvania, which is engaged in the anthracite coal mining business.  Mr. Rich is also the President and a board member of Gilberton Energy Corp. and the Vice-President and a board member of Gilberton Coal Co., both of which engage in the production of anthracite products.  Additionally, Mr. Rich also serves as an officer or a member of the board of directors for certain other alternative energy-related companies.  Mr. Rich beneficially owns 42,686 shares of VIST common stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIST FINANCIAL CORP.

Dated: March 25, 2008

	By:	/s/ Edward C. Barrett
Edward C. Barrett
Chief Financial Officer